Exhibit (h)(8)

FUND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made on the first day of August 2018 between Deutsche DWS Investment Trust (the "Fund"), a registered open-end management investment company with its principal place of business in New York, New York, on its own behalf and on behalf of each of the series listed on Schedule A to this Agreement (each hereinafter called a "Portfolio"), and DWS Investment Management Americas, Inc., with its principal place of business in New York, New York (hereinafter called "DIMA").

WHEREAS, the Portfolio has need for certain accounting services which DIMA is willing and able to provide;

NOW THEREFORE in consideration of the mutual promises herein made, the Fund and DIMA agree as follows:

Section 1. Duties of DIMA - General

DIMA is authorized to act under the terms of this Agreement as the Portfolio's fund accounting agent, and as such DIMA shall:

a.	Maintain and preserve all accounts, books, financial records and other documents as are required of the Fund, on behalf of the Portfolio, under Section 31 of the Investment Company Act of 1940, as amended (the "1940 Act"), and Rules 31a-1, 31a-2 and 31a-3 thereunder, applicable federal and state laws and any other law or administrative rules or procedures which may be applicable to the Fund on behalf of the Portfolio, other than those accounts, books and financial records required to be maintained by the Fund's custodian or transfer agent and/or books and records maintained by all other service providers necessary for the Fund to conduct its business as a registered open-end management investment company. All such books and records shall be the property of the Fund and shall at all times during regular business hours be open for inspection by, and shall be surrendered promptly upon request of, duly authorized officers of the Fund. All such books and records shall at all times during regular business hours be open for inspection, upon request of duly authorized officers of the Fund, by employees or agents of the Fund and employees and agents of the Securities and Exchange Commission.
b.	Record the current day's trading activity and such other proper bookkeeping entries as are necessary for determining that day's net asset value and net income.
c.	Render statements or copies of records as from time to time are reasonably requested by the Fund.

d.	Facilitate audits of accounts by the Fund's independent public accountants or by any other auditors employed or engaged by the Fund or by any regulatory body with jurisdiction over the Fund.
e.	Compute the Portfolio's net asset value per share, and, if applicable, its public offering price and/or its daily dividend rates and money market yields, in accordance with Section 3 of this Agreement and notify the Fund and such other persons as the Fund may reasonably request of the net asset value per share, the public offering price and/or its daily dividend rates and money market yields.

Section 2. Valuation of Securities

Securities shall be valued in accordance with (a) the Fund's Registration Statement, as amended or supplemented from time to time (hereinafter referred to as the "Registration Statement"); (b) the resolutions of the Board of Trustees of the Fund at the time in force and applicable, as they may from time to time be delivered to DIMA, and (c) Proper Instructions from such officers of the Fund or other persons as are from time to time authorized by the Board of Trustees of the Fund to give instructions with respect to computation and determination of the net asset value. DIMA may use one or more external pricing services, including broker-dealers, provided that an appropriate officer of the Fund shall have approved such use in advance.

Section 3. Computation of Net Asset Value, Public Offering Price, Daily Dividend Rates and Yields

DIMA shall compute the Portfolio's net asset value, including net income, in a manner consistent with the specific provisions of the Registration Statement. Such computation shall be made as of the time or times specified in the Registration Statement.

DIMA shall compute the daily dividend rates and money market yields, if applicable, in accordance with the methodology set forth in the Registration Statement.

Section 4. DIMA’s Reliance on Instructions and Advice

In maintaining the Portfolio's books of account and making the necessary computations, DIMA shall be entitled to receive, and may rely upon, information furnished it by means of Proper Instructions (as defined in Section 5 hereof), including but not limited to:

a.	The manner and amount of accrual of expenses to be recorded on the books of the Portfolio;

b.	The source of quotations to be used for such securities as may not be available through DIMA’s normal pricing services;
c.	The value to be assigned to any asset for which no price quotations are readily available;
d.	If applicable, the manner of computation of the public offering price and such other computations as may be necessary;
e.	Transactions in portfolio securities;
f.	Transactions in capital shares.

DIMA shall be entitled to receive, and shall be entitled to rely upon, as conclusive proof of any fact or matter required to be ascertained by it hereunder, a certificate, letter or other instrument signed by an authorized officer of the Fund or any other person authorized by the Fund's Board of Trustees.

DIMA shall be entitled to receive and act upon advice of Counsel (which may be Counsel for the Fund) at the reasonable expense of the Portfolio and shall be without liability for any action taken or thing done in good faith in reliance upon such advice.

DIMA shall be entitled to receive, and may rely upon, information received from the Transfer Agent.

Section 5. Proper Instructions

"Proper Instructions" as used herein means any certificate, letter or other instrument or telephone call reasonably believed by DIMA to be genuine and to have been properly made or signed by any authorized officer of the Fund or person certified to DIMA as being authorized by the Board of Trustees. The Fund, on behalf of the Portfolio, shall cause oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices as from time to time agreed to by an authorized officer of the Fund and DIMA.

The Fund, on behalf of the Portfolio, agrees to furnish to the appropriate person(s) within DIMA a copy of the Registration Statement as in effect from time to time. DIMA may conclusively rely on the Fund's most recently delivered Registration Statement for all purposes under this Agreement and shall not be liable to the Portfolio or the Fund in acting in reliance thereon.

Section 6. Standard of Care and Indemnification

DIMA shall exercise reasonable care and diligence in the performance of its duties hereunder. The Fund agrees that DIMA shall not be liable under this Agreement for any error of judgment or mistake of law made in good faith and consistent with the foregoing standard of care, provided that nothing in this Agreement shall be deemed to protect or purport to protect DIMA against any liability to the Fund, the Portfolio or its shareholders to which DIMA would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties hereunder.

Section 7. Compensation and DIMA Expenses

DIMA shall be paid as compensation for its services pursuant to this Agreement such compensation as may from time to time be agreed upon in writing by the two parties. DIMA shall be entitled to recover its reasonable telephone, courier or delivery service, and all other reasonable out-of-pocket, expenses as incurred, including, without limitation, reasonable attorneys' fees and reasonable fees for pricing services.

DIMA agrees to provide to the Board of Trustees annually a report summarizing by category and amount the out-of-pocket expenses paid hereunder. DIMA shall be contractually bound hereunder by the terms of any publicly announced fee cap or waiver of its fee or by the terms of any written document provided to the Board of Trustees of the Fund announcing a fee cap or waiver of its fee, or any limitation of the Fund's expenses, as if such fee cap, fee waiver or expense limitation were fully set forth herein.

The reasonable charges of pricing vendors are the only State Street Bank and Trust Company out-of-pocket expenses payable by the fund hereunder.

Section 8. Amendment and Termination

This Agreement shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated without penalty by an instrument in writing delivered or mailed to the other party. Such termination shall take effect not sooner than sixty (60) days after the date of delivery or mailing of such notice of termination. Any termination date is to be no earlier than four months from the effective date hereof. Upon termination, DIMA will turn over to the Fund or its designee and cease to retain in DIMA files, records of the calculations of net asset value and all other records pertaining to its services hereunder; provided, however, DIMA in its discretion may make and retain copies of any and all such records and documents which it determines appropriate or for its protection.

Section 9. Services Not Exclusive

DIMA's services pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that DIMA may perform fund accounting services for others.

In acting under this Agreement, DIMA shall be an independent contractor and not an agent of the Fund or the Portfolio.

Section 10. Limitation of Liability for Claims

The Fund's Amended and Restated Declaration of Trust, as amended from time to time (the "Declaration"), a copy of which, together with all amendments thereto, is on file in the Office of the Secretary of State of the Commonwealth of Massachusetts, provides that the name “Deutsche DWS Investment Trust” refers to the Trustees under the Declaration collectively as trustees and not as individuals or personally, and that no shareholder of the Fund or the Portfolios, or Trustee, officer, employee or agent of the Fund, shall be subject to claims against or obligations of the Fund or the Portfolios to any extent whatsoever, but that the Fund estate only shall be liable.

DIMA is hereby expressly put on notice of the limitation of liability as set forth in the Declaration and DIMA agrees that the obligations assumed by the Fund on its own behalf or on behalf of a Portfolio pursuant to this Agreement shall be limited in all cases to the Portfolio and its assets, and DIMA shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund or the Portfolio or any other series of the Fund, or from any Trustee, officer, employee or agent of the Fund.

DIMA understands that the rights and obligations of the Portfolios under the Declaration are separate and distinct from those of any and all other series of the Fund.

Section 11. Notices

Any notice shall be sufficiently given when delivered or mailed to the other party at the address of such party set forth below or to such other person or at such other address as such party may from time to time specify in writing to the other party.

If to DIMA:                                        DWS Investment Management Americas, Inc.

                                                            One International Place

Boston, Massachusetts 02110

Attn: John Millette

If to the Fund - Portfolio:                    Deutsche DWS Investment Trust, on behalf of

                                                                DWS CROCI® Equity Dividend Fund

                                                                and DWS Mid Cap Value Fund

                                    One International Place

Boston, Massachusetts 02110

Attn: John Millette

Section 12. Miscellaneous

This Agreement may not be assigned by DIMA without the consent of the Fund as authorized or approved by resolution of its Board of Trustees.

In connection with the operation of this Agreement, the Fund and DIMA may agree from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as in their joint opinions may be consistent with this Agreement. Any such interpretive or additional provisions shall be in writing, signed by both parties and annexed hereto, but no such provisions shall be deemed to be an amendment of this Agreement.

This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, and supersedes any and all prior understandings.

DIMA is authorized to delegate to such agents as DIMA may deem desirable to assist it in performing its duties under this Agreement, provided that, (i) the Fund’s Board of Trustees, including a majority of the Trustees who are not interested persons of the Fund or DIMA, has given its prior approval to any such delegation, (ii) DIMA is responsible for compensating any such agent, and (iii) DIMA shall be as fully responsible and liable to the Fund for the acts or omissions of any such agents as it is for its own acts or omissions under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized and its seal to be hereunder affixed as of the date first written above.

DEUTSCHE DWS INVESTMENT TRUST

By:  /s/ John Millette

Name:   John Millette

Title:     Vice President and Secretary

DEUTSCHE DWS INVESTMENT TRUST, on

behalf of the Portfolios set out on Schedule A

By:  /s/ John Millette

Name:  John Millette

Title:    Vice President and Secretary

DWS INVESTMENT MANAGEMENT AMERICAS, INC.

By:  /s/ John Millette
                                                Name:  John Millette
                                                Title:    Chief Legal Officer

By:  /s/ Caroline Pearson
                                                Name:   Caroline Pearson
                                                Title:      Managing Director

schedule a
to THE
Fund Accounting Services Agreement between

deutsche DWS investment trust and

dws investment management americas, inc.

dated august 1, 2018

Fund	Portfolio	Date of Fund Accounting Services Agreement
Deutsche DWS Investment Trust	DWS CROCI® Equity Dividend Fund	August 1, 2018
Deutsche DWS Investment Trust	DWS Mid Cap Value Fund	August 1, 2018

DWS Investments Management Americas, Inc.

Fund Accounting Fee Schedule

DWS Funds

August 1, 2018

(See Exhibit A for list of applicable Funds)

DWS INVESTMENT MANAGEMENT AMERICAS, INC.

FUND ACCOUNTING FEE SCHEDULE

DWS FUNDS

EXHIBIT A

DWS Mid Cap Value Fund